     As filed with the Securities and Exchange Commission on July 23, 1997
                                                      Registration No. 333-31689
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                              AMENDMENT No. 1 TO
                                   FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                        N-VIRO INTERNATIONAL CORPORATION
         (EXACT NAME OF REGISTRANT AS SPECIFIED IN GOVERNING INSTRUMENT)

              DELAWARE                               34-1741211
       (STATE OF INCORPORATION)          (IRS EMPLOYER IDENTIFICATION NO.)

                       3450 West Central Avenue, Suite 328
                               Toledo, Ohio 43606
                             Telephone: 419-535-6374
          (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
             AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              J. PATRICK NICHOLSON
        Chairman of the Board, Principal Executive Officer and President
                        N-Viro International Corporation
                       3450 West Central Avenue, Suite 328
                               Toledo, Ohio 43606
                             Telephone: 419-535-6374

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to :

                          James F. White, Jr., Esquire
                         Shumaker, Loop & Kendrick, LLP
                             North Courthouse Square
                                  1000 Jackson
                               Toledo, Ohio 43624
                                 (419) 241-9000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                             ----------------------
                         CALCULATION OF REGISTRATION FEE

============================================================================================================================
                                                     PROPOSED MAXIMUM       PROPOSED MAXIMUM
   TITLE OF SHARES TO BE         AMOUNT TO BE         OFFERING PRICE           AGGREGATE                  AMOUNT OF
         REGISTERED               REGISTERED           PER SHARE(1)        OFFERING PRICE(2)         REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------------------------------------
Common Stock                       350,000                $1.75                 $612,500                     $200
par value $.01 per Share
============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee based on the average of the high and low prices of the Common Stock on the NASDAQ Smallcaps National Market System on July 11, 1997.

(2) The registration fee was calculated in accordance with the requirements of Rule 457(c) based on the fact that the securities to be offered hereby are to be offered upon the basis of fluctuating market prices. Accordingly, in computing the amount of the registration fee, the Company used the average of the bid and asked prices as of July 11 1997.

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.


                                  PROSPECTUS    Filed Pursuant to Rule 424(b)(3)
                                                     Registration No. ___ ______

                                 350,000 SHARES


                        N-VIRO INTERNATIONAL CORPORATION

                                  COMMON STOCK


--------------------------------------------------------------------------------

The shares (the "Shares") offered hereby are shares of common stock, par value $.01 per share (the "Common Stock"), of N-Viro International Corporation, a Delaware corporation ("N-Viro" or the "Company"). The Shares are owned, or subject to options to purchase held, by certain shareholders of the Company ("Selling Stockholders").

The shares of Common Stock of the Company are traded on the Nasdaq National SmallCap Market System under the symbol "NVIC." On July 11, 1997, the last reported sale price of the shares of the Common Stock on the Nasdaq National SmallCap Market System was $1.75 per share.

The Shares may be offered and sold from time to time by Selling Stockholders through agents, brokers or dealers or directly to one or more purchasers in negotiated transactions at market prices prevailing at the time of sale or at prices related to such market prices or through a combination of such methods. See "Plan of Distribution." No shares of Common Stock offered under this Prospectus may be sold without the delivery of this Prospectus or supplement thereto describing such shares of Common Stock and the method and terms of offering thereof.

The Selling Stockholders and brokers executing selling orders on behalf of the Selling Stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and the rules and regulations promulgated thereunder, as amended from time to time (the "Securities Act"), in which event commissions received by such brokers may be deemed to be underwriting commissions under the Securities Act. Although each Selling Stockholder may sell all or a portion of the Shares, no Selling Stockholder is required to make any such sale. However, Frank Manchak, Jr., a Selling Stockholder ("Manchak"), may, depending on the market price for the Common Stock at any particular time as well as other factors, have an economic incentive to sell some or all of the Shares. This economic incentive arises out of certain provisions in that certain Second Amendment to Settlement Agreement (the "Second Amendment to Settlement Agreement") dated as of July 18, 1997 by and among Manchak, N-Viro Energy Systems, Ltd., an Ohio limited partnership and the holder of a majority of the issued and outstanding shares of Common Stock of the Company ("NVESL"), the Company, N-Viro Energy Systems, Inc., an Ohio corporation and the managing general partner of NVESL and American N-Viro Resources, Inc., an Ohio corporation and a former affiliate of the Company. A copy of the Second Amendment to Settlement Agreement was filed by the Company with the Securities and Exchange Commission (the "Commission") on July 18, 1997, as an Exhibit to a Form 8-K filed on such date. This Form 8-K has been incorporated herein by reference. Pursuant to other provisions in the Second Amendment to Settlement Agreement, Manchak also has agreed to use his good faith best efforts to sell prior to November 1, 1997 such number of the Shares as is necessary to enable Manchak to realize aggregate proceeds of sale, after allowance for broker's fees, commissions and expenses, of $380,000. See discussion under the caption "Plan of Distribution."

PROSPECTIVE PURCHASERS OF THE SHARES SHOULD CONSIDER CAREFULLY THE MATTERS SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 19.

THE SHARES HAVE NOT BEEN, AND PRIOR TO THE DATE OF RE-SALE BY SELLING STOCKHOLDERS WILL NOT BE, REGISTERED WITH OR REVIEWED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION OR SECURITIES

LAW ADMINISTRATOR NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION OR SECURITIES LAW ADMINISTRATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS, ANY DISCLOSURES OR OTHER MATERIALS CONCERNING THE COMPANY, THE COMMON STOCK OR THE SHARES OFFERED HEREBY. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                  The date of this Prospectus is July 21, 1997.

This Prospectus contains or incorporates by reference "Forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder, as amended from time to time (the "Exchange Act"). All statements, other than statements of historical facts, included in this Prospectus including, without limitation, statements regarding the Company's business strategy, plans, objectives and beliefs of management regarding future operations, revenues and income, are forward-looking statements. The Company can give no assurance that any forward-looking statements will prove to be correct. Some of the factors that could cause actual results to differ materially from the Company's expectations are discussed herein under the caption "Risk Factors."

                              AVAILABLE INFORMATION

The Company is subject to the information requirements of the Exchange Act, and, in accordance therewith, files reports, proxy statements and other information with the Commission. The Registration

Statement (defined below), as well as such reports, proxy statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices at Seven World Trade Center, New York, New York 10048 and at Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. The Commission also maintains a web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The Common Stock is listed and traded on the Nasdaq National SmallCap Market System and certain of the Company's reports, proxy statements and other information can be inspected at the offices of the Nasdaq National Market at 1735 K Street, N.W., Washington, D.C. 20006-1506.

This Prospectus is part of a Registration Statement on Form S-3 (together with any amendments or supplements and exhibits thereto, the "Registration Statement"), filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is made to the Registration Statement. This Prospectus contains summaries of certain provisions of other documents and instruments related to some of the transactions described herein. The Company believes that such summaries contain fair statements of such documents and instruments, however, the summaries do not purport to be complete and are qualified in their entirety by reference to the rest of the original documents and instruments.

No broker, dealer, salesperson or other person has been authorized to give any information or to make any representation not contained or incorporated by reference in this Prospectus or any supplement thereto, and, if given or made, such information or representations must not be relied upon as having been authorized. Additionally, prospective purchasers of the Shares should note that the Company expressly disavows any obligation to correct, comment upon, or otherwise respond in any way to any unauthorized statements. This Prospectus and any supplement thereto do not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this Prospectus or any supplement thereto nor any sale made hereunder or thereunder shall, under any circumstance, create any implication that the information contained herein or therein is correct as of any time subsequent to their respective dates.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which have been filed with the Commission pursuant to the Exchange Act, are incorporated herein by reference and made a part of this
Prospectus:

1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

2. The Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997;

3. The Company's Current Report on Form 8-K dated July 18, 1997.

4. The Company's Notice of Annual Meeting of Stockholders and Proxy Statement with respect to the annual meeting of the Company held on May 9, 1997.

5. All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents.

Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement or information. Any such statement or information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

The Company undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents or information referred to above that has been or may be incorporated by reference in this Prospectus (excluding exhibits to such documents unless such exhibits are specifically incorporated by reference). Requests for such documents should be directed to N-Viro International Corporation, 3450 West Central Avenue, Suite 328, Toledo, OH 43606, Attn: James K. McHugh, Chief Financial Officer, Secretary and Treasurer, telephone (419) 535-6374.

                                   THE COMPANY

The Company is engaged primarily in the business of owning and licensing the N-Viro Process(TM), a patented technology to treat and recycle wastewater sludges and other bio-organic wastes, utilizing certain alkaline by-products produced by the cement, lime and other related industries. The principal office of the Company is located at 3450 West Central Avenue, Suite 328, Toledo, OH 43606, and its telephone number is (419) 535-6374.

                                 USE OF PROCEEDS

The Company will not receive any part of the proceeds of the sale of the Shares.

                              PLAN OF DISTRIBUTION

All of the Shares are owned beneficially and of record by Manchak. Manchak originally acquired such Shares pursuant to the terms of the Second Amendment to Settlement Agreement. The Second Amendment to Settlement Agreement largely dictates the plan of distribution for the Shares.

The Second Amendment to Settlement Agreement Resolving Certain Litigation.
--------------------------------------------------------------------------

The Second Amendment to Settlement Agreement was executed by the Company in an effort to resolve substantially all of the remaining outstanding issues with respect to the settlement of that certain lawsuit entitled FRANK MANCHAK, JR. V. N-VIRO ENERGY SYSTEMS, LTD. that was filed by Manchak in the United States District Court for the Central District of California, Case No. CV-93-3042-ABC. This suit, involving a patent infringement claim against the Company, among others, was settled by the Company in February of 1995. Pursuant to the terms of the original settlement agreement, the Company agreed to pay Manchak $1.5 million over a period of 13 months. In April of 1996, the original settlement agreement was amended to provide the Company with more time to settle its monetary obligation to Manchak. The amendment also increased the amount owed to Manchak by $300,000.

At the time of execution of the Second Amendment to Settlement Agreement, the Company's outstanding obligations to Manchak totaled $410,000. On July 18,
1997, the Company made a payment to Manchak of $30,000. The remaining balance of $380,000 (the "Company's Outstanding Obligation") will be due and payable in full on November 15, 1997 without interest. The amount of this obligation, however, will be reduced if Manchak sells any of the Shares and may be further reduced by certain payments, described below, that may be made by the Company or the Escrow Agent (as hereinafter defined) to Manchak between August 1 and November 15, 1997.

         Source of the Shares.
         ---------------------

Pursuant to the terms of the Second Amendment to Settlement Agreement, Manchak received 250,000 shares of Common Stock as well as an option to purchase an additional 100,000 shares of Common Stock at a purchase price of $2.50 per share. Prior to November 1, 1997, Manchak may, but is not required to, sell Shares. Of the 250,000 shares of Common Stock issued to Manchak under the Second Amendment to Settlement Agreement, 100,000 shares are being held in escrow by Shumaker, Loop & Kendrick, LLP, special counsel to the Company (the "Escrow Agent"). The terms of the escrow are described in the paragraphs below.

         Limitations on Resale.
         ----------------------

The number of shares of Common Stock that may be sold by Manchak and the aggregate amount of proceeds from such sales that Manchak may receive on a monthly basis are subject to certain limitations set forth in the Second Amendment to Settlement Agreement. These limitations preclude Manchak from selling more than 45,000 shares of Common Stock during the months of July, August and September and 55,000 shares of Common Stock in October of 1997. The number of shares of Common Stock that Manchak may sell on a monthly basis is limited further by a provision in the Second Amendment to Settlement Agreement limiting the aggregate amount of proceeds that Manchak may receive from his sales of Common Stock to $90,000 per month during the months of July, August and September and $110,000 during the month of October. Once Manchak realizes an amount equal to or greater than the proceeds limitation in any given month, Manchak is required to refrain from making any additional sales of shares of Common Stock during such months.

         Reduction of the Company's Outstanding Obligation.
         --------------------------------------------------

All sums received by Manchak as a result of his sale of the Shares, reduced by any transaction costs, such as broker's fees and commissions incurred by Manchak in the course of such sales, will reduce the aggregate amount of the Company's Outstanding Obligation on a dollar for dollar basis. As an inducement to Manchak to enter into the Second Amendment to Settlement Agreement, the Company has guaranteed to Manchak that he will receive at least $60,000 per month during the months of July, August, September and October either from (x) his sales of the Common Stock offered hereby, (y) through supplemental payments or, (z) the redemption of some or all of the Shares by the Company. Any such supplemental payments as well as any proceeds from the Company's redemption of Shares will reduce, on a dollar for dollar basis, the amount of the Company's Outstanding Obligation to Manchak.

         The Escrow.
         -----------

On or about October 1, 1997, based solely upon information provided by Manchak and reviewed by the Company, the Escrow Agent will calculate (i) the amount of the Company's Outstanding Obligation as at the close of business on September 30, 1997 (the "Remaining Obligation") and (ii) the number of Shares held by Manchak as at the close of business on September 30, 1997 (the "Remaining Shares"). After determining the amount of the Remaining Obligation and the number of Remaining Shares, the Escrow Agent shall multiply the number of Remaining Shares by two and subtract such number of dollars from the amount of the Remaining Obligation to calculate the "Share Deficit Amount". Finally, the Escrow Agent shall divide the Share Deficit Amount by two and shall deliver to Manchak such number of shares of Common Stock from the shares of Common Stock held in escrow. The remaining shares of escrowed Common Stock, if any, shall be returned to the Company and retired.

In addition to 100,000 Shares, the Company also has agreed to place $100,000 in escrow to meet certain of its contingent obligations to Manchak pursuant to the terms of the Second Amendment to Settlement Agreement. This $100,000 will be transferred by the Company to the Escrow Agent on August 15, 1997. Until such time as the funds in escrow are exhausted, all payments required to be made by the Company to Manchak pursuant to the terms of the Second Amendment to Settlement Agreement shall be made by the Escrow Agent from the funds held in escrow. After the funds held in escrow are exhausted, and prior to August 15, 1997, payments shall be made directly by the Company. At the Company's option it may satisfy the Share Deficit Amount through the Escrow Agent's delivery to Manchak of a cash payment in an amount equal to the Share Deficit Amount. On November 15, 1997, after satisfaction of the Company's Outstanding Obligation, any remaining funds held in escrow shall be distributed to the Company.

         Discharge of the Company's Outstanding Obligation.
         --------------------------------------------------

On November 15, 1997, the remaining portion of the Company's Outstanding Obligation to Manchak shall become due and payable. Under the terms of the Second Amendment to Settlement Agreement, the Company will satisfy any remaining portion of the Company's Outstanding Obligation by redeeming, at a price of $2.00 per share, such number of the Shares held by Manchak at such time as is necessary such that the aggregate amount of funds received by Manchak as a result of his sales of the Shares, exclusive of any transaction costs, such as broker's fees and commissions, plus any cash payments received by Manchak from the Company or the Escrow Agent pursuant to the terms of the Second Amendment to Settlement Agreement shall equal $410,000. Manchak is under no obligation to sell any of the Shares to the Company on November 15, 1997. However, any such Shares that Manchak decides to retain on such date shall reduce the amount of the Company's Outstanding Obligation by the sum of $2.00 per share.

         The Option.
         -----------

The option granted to Manchak with respect to the purchase of an additional 100,000 shares of Common Stock at a purchase price of $2.50 per share shall become exercisable on November 15, 1997 and shall be exercisable for a period of up to sixty days following such date. Pursuant to the terms of the Second Amendment to Settlement Agreement and the option, Manchak has the right to resell all or a portion of the shares acquired pursuant to the terms of the option back to the Company at a price of $3.00 per share at any time during the two business days immediately following the date of the exercise of the option. Manchak forfeits this right, however, in the event that he sells any of the shares acquired upon exercise of the option in a public offering pursuant to an effective registration statement under the Securities Act. Prior to exercising the option, Manchak also has the right, in his sole and absolute discretion, to require the Company to repurchase all or a portion of the 100,000 shares of Common Stock covered by the option by paying Manchak an amount equal to $.50 per share multiplied by the number of shares of Common Stock with respect to which Manchak is willing to forfeit his option.

         Use of Broker/Dealer.
         ---------------------

Pursuant to relevant provisions in the Second Amendment to Settlement Agreement, Manchak has made covenants and agreed that all of his trading, if any, in the Shares initially shall be conducted by and through a registered broker/dealer selected by the Company. Such broker/dealer shall be one of the Company's market makers. The Company shall not provided any type of inducement whatsoever to the selected broker/dealer in exchange for such services. However, it is anticipated that such broker/dealer shall receive from Manchak brokerage fees and commissions in exchange for all services rendered.

THE INFORMATION SET FORTH IN THIS "PLAN OF DISTRIBUTION" SECTION SUMMARIZES AND RESTATES CERTAIN TERMS AND PROVISIONS IN THE SECOND AMENDMENT TO SETTLEMENT AGREEMENT. THE COMPANY BELIEVES THAT SUCH SUMMARY CONTAINS A FAIR STATEMENT OF SUCH DOCUMENT, HOWEVER, THE SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED BY REFERENCE TO THE SECOND AMENDMENT TO SETTLEMENT AGREEMENT WHICH WAS FILED AS AN EXHIBIT TO THE COMPANY'S FORM 8-K DATED JULY 17, 1997.

                 PRICE RANGE OF SHARES AND DISTRIBUTION HISTORY

The shares of Common Stock are traded on the Nasdaq SmallCap Market System under the symbol "NVIC." As of July 11, 1997, there were approximately 925 holders of record of the shares of Common Stock. The following table sets forth for the periods shown the high and low sale prices for the shares of Common Stock as reported on the Nasdaq SmallCap Market System and the cash dividends paid on the shares of Common Stock: On July 11, 1997, the last reported sale price of the shares as reported by Nasdaq was $1.75 per share

                                                        High                   Low               Dividends Paid
                                                                                                    per Share

1995
   First Quarter..............................          $ 13                  $ 5-1/4                $ -0-
   Second Quarter.............................             8                    5-1/2                  -0-
   Third Quarter..............................             6-1/2                1-3/4                  -0-
   Fourth Quarter.............................             4                    1-5/8                  -0-

1996
   First Quarter..............................             6                    1-3/4                  -0-
   Second Quarter.............................             6                    3                      -0-
   Third Quarter..............................             6                    2-3/8                  -0-
   Fourth Quarter.............................             4-1/4                1-7/8                  -0-

1997
   First Quarter..............................             3                    2                      -0-
   Second Quarter.............................             2-1/8                1-5/16                 -0-
   Third Quarter (through July 11)............             1-7/8                1-5/8                  -0-


The Company has not paid dividends to date.

                                 CAPITALIZATION

The following table sets forth the capitalization of the Company as of March 31, 1997 and as adjusted to reflect the sale of the Shares and certain documents since March 31, 1997:

                                                                                     March 31, 1997
                                                                                 Actual         As adjusted

Borrowings under line of credit arrangements (1) .......................     $     55,000      $     55,000

Contractual obligation, non-interest bearing (2) .......................          477,500            97,500

Other short-term obligations (3) .......................................        1,995,136         1,735,636

Notes payable, related partnership (4) .................................          195,188            45,188

Other long-term obligations ............................................           62,736            62,736

Shareholders' equity
  Preferred stock, $.01 par value;
    Authorized - 5,000,000 shares
    Issued and Outstanding - none
  Common stock, $.01 par value;
    Authorized - 45,000,000 shares
    Issued and Outstanding - 2,094,250 and 2,580,750 as adjusted (5) (6)           20,943            25,808
Additional paid-in capital .............................................       12,048,456        13,083,091
Retained earnings (deficit) ............................................       (9,873,963)       (9,873,963)
Less:  Treasury stock, at cost .........................................         (617,977)         (617,977)
                                                   Total capitalization         4,363,019         4,613,019


(1) The Company has a $100,000 secured working capital line of credit arrangement with a local bank.

(2) The adjusted amount reflects the elimination of the Company's Outstanding Obligation to Manchak by issuance of 250,000 shares of Common Stock. Such adjustment may prove to be incorrect. See discussion under the captions "Plan of Distribution" and "Highly Leveraged Business Operations."

(3) Effective as of June 1997, the Company satisfied $259,500 of short-term obligations through the issuance and delivery of 86,500 shares of Common Stock to certain creditors of the Company. This is reflected in the adjusted amount. See discussion under the caption "Recent Developments."

(4) Prior to June of 1997, the Company was indebted to NVESL pursuant to the terms of three promissory notes in the aggregate amount of $191,500. In June of 1997, the Company satisfied $150,000 of its outstanding obligation to NVESL through the issuance and delivery to NVESL of 50,000 shares of Common Stock. This is reflected in the adjusted amount. See discussion under the caption "Recent Developments."

(5) The adjusted amount reflects the issuance of 136,500 shares of Common Stock to certain creditors of the Company in June of 1997, as well as the issuance of all of the Shares, including the Shares to be issued pursuant to the option granted to Manchak. Such adjustment may prove to be incorrect in the event that the option is not exercised or the option shares are redeemd. See discussion under the captions "Plan of Distribution" and "Recent Developments."

(6) This figure excludes 250,000 shares reserved for issuance pursuant to the Company's Stock Option Plan, as amended.

                      SELECTED CONSOLIDATED FINANCIAL DATA

The following selected combined statement of operations data for the years ended December 31, 1992, the period January 1, 1993 through October 19, 1993, the consolidated statement of operations data for the period October 20, 1993 through December 31, 1993, the consolidated statement of operations data for the years ended December 31, 1994, 1995 and 1996; and the combined and consolidated balance sheet data set forth below as of December 31, 1992, 1993, 1994, 1995 and 1996 respectively, have been derived from the financial statements of the Company which have been audited by Ernst & Young LLP, independent auditors for the years ending December 31, 1994, and the period January 1, 1993 through October 19, 1993 and the period October 20, 1993 through December 31, 1993, and McGladrey & Pullen, LLP for the years ending December 31, 1995 and 1996. Also set forth below are selected consolidated financial data of the Company for the three months ended March 31, 1997 and 1996, which have been derived from the unaudited financial statements for those periods. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for a fair presentations of the financial position and the results of operations for these periods. In the opinion of management, the financial data presented below reflects all adjustments (which are of a normal recurring nature) necessary to present fairly the Company's financial position and results of operations. The data presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and Supplementary Data appearing in the Company's Form 10-K for the period ended December 31, 1996 and the Company's Form 10-Q for the period ended March 31, 1997 which have been incorporated herein by reference.

====================================================================================================================================
Statement of Operations Data (in thousands, except per share data):
------------------------------------------------------------------------------------------------------------------------------------
                   Three         Three     12/31/96      12/31/95      12/31/94     Total for     10/20/93   1/1/93 thru    12/31/92
                   months        months                                                1993         thru      10/19/93
                   ended         ended                                                            12/31/93       (1)
                  3/31/97       3/31/96                                                             (1)
                (unaudited)   (unaudited)

------------------------------------------------------------------------------------------------------------------------------------
Revenues          $1,069           $954      $4,224        $5,214       $4,552        $4,619       $1,128        $3,491       $4,449
------------------------------------------------------------------------------------------------------------------------------------
Net income           164            105       (193)       (1,815)      (7,342)       (1,622)        (686)         (936)           61
(loss)
------------------------------------------------------------------------------------------------------------------------------------
Net income          $.08           $.05     $(0.09)       $(0.89)      $(3.66)           n/a      $(0.34)           n/a          n/a
(loss) per
share (2)
------------------------------------------------------------------------------------------------------------------------------------
Pro Forma            n/a            n/a         n/a           n/a          n/a           n/a          n/a         (936)          n/a
Net loss

====================================================================================================================================

====================================================================================================================================
Balance Sheet Data (in thousands):

------------------------------------------------------------------------------------------------------------------------------------
                    3/31/97      3/31/96     12/31/96     12/31/95     12/31/94     12/31/93                                12/31/92
------------------------------------------------------------------------------------------------------------------------------------
Total Assets         $4,363       $4,599      $4,167       $5,062       $6,560       $12,860          n/a           n/a       $4,659
------------------------------------------------------------------------------------------------------------------------------------
Notes payable          $696          n/a      $1,188       $1,540       $1,661          $420          n/a           n/a         $675
------------------------------------------------------------------------------------------------------------------------------------
Shareholder                                     $195           $0         $197           n/a          n/a           n/a       $1,585
Advance
====================================================================================================================================

(1) Amounts represent the total of the combined results of the Company and certain affiliates for the period from January 1 through October 19, 1993 and the consolidated results of the Company for the period from October 20 through December 31, 1993.

(2) Per share amounts have been restated for a one-for-four reverse stock split effective October 31, 1995.

(3) Certain affiliates of the Company were, at one time, subchapter S corporations or, in one case, as a limited partnership, and therefore were not subject to federal and state income taxes at the corporate or partnership level; as a result, their income or losses were passed through to their respective shareholders or partners. Pro forma net income (loss) reflects a provision for pro forma income taxes that would have been recorded had these affiliates been taxed on a combined basis as a C corporation for all periods presented.

The Company's auditors have set forth in the financial statements the issue of the Company's ability to continue as a "going concern". These issues are discussed in the financial statements and in the liquidity section of the management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Form 10-K for the period ended December 31, 1996 and the Company's Form 10-Q for the period ended March 31, 1997 which have been incorporated herein by reference.

                               RECENT DEVELOPMENTS

         Reduction in Short-Term Debt.
         -----------------------------

In June of 1997, the Company reached agreements with three trade creditors to eliminate, in the aggregate, $259,500 of the Company's short-term debt in exchange for the Company's issuance and delivery to such creditors, in the aggregate, of 86,500 shares of Common Stock. All three trade creditors are current members of the Board of Directors of the Company, J. Patrick Nicholson, Bobby B. Carroll and Frederick H. Kurtz. Additionally, Mr. Nicholson is the Chairman of the Board, Chief Executive Officer and President of the Company. The number of shares of Common Stock issued to, and the corresponding amount of short-term debt forgiven by, Mr. Nicholson, Mr. Carroll and Mr. Kurtz is set forth in the table below. All such shares of Common Stock were issued and delivered to the Company's creditors pursuant to appropriate exemptions from registration under the Securities Act and state securities laws. All of the exchanges were evidenced by written Share Exchange Agreements between the Company and each of the creditors. Copies of such Share Exchange Agreements were filed as Exhibits to the Company's Form 8-K filed on July 18, 1997 which has been incorporated herein by reference.

=============================================================================================
             Creditor       Amount of Cancelled Debt     No. of Shares Issued in Exchange

---------------------------------------------------------------------------------------------
   J. Patrick Nicholson              $48,000                          16,000
---------------------------------------------------------------------------------------------
       Bobby B. Carroll             $150,000                          50,000
---------------------------------------------------------------------------------------------
     Frederick H. Kurtz              $61,500                          20,500
=============================================================================================

In addition to the share exchanges described above, the Company, in June of 1997, also reached agreement with NVESL to cancel $150,000 of the Company's $176,500 aggregate short-term debt to NVESL. In exchange for the cancellation of the three promissory notes evidencing the debt, the Company agreed to issue and deliver to NVESL (i) 50,000 shares of Common Stock and (ii) a promissory note in the amount of $26,500. The shares of Common Stock issued and delivered to NVESL were issued and delivered pursuant to applicable exemptions from registration under the Securities Act and state securities laws. Further, this exchange was evidenced by a written Share Exchange Agreement which was filed by the Company as an Exhibit to the Company's Form 8-K filed on July 18, 1997. Such Form 8-K has been incorporated herein by reference.

The overall effect of the share exchanges described above was to reduce the amount of the Company's short-term liabilities by $409,500 and to increase the number of issued and outstanding shares of Common Stock by 136,500 shares.

         Resolution of Collection Dispute.
         ---------------------------------

As reported in the Company's Form 10-K for the period ended December 31, 1996, the Company incurred costs through 1996 for engineering and other work in preparation for the construction of a privately operated treatment facility in Honolulu, Hawaii. The site selected for the construction of this facility was rejected by the Mayor of Honolulu on October 30, 1996. Since that time, the Company has attempted to collect approximately $860,000 from the City of Honolulu to compensate the Company for monies directly invested in the Honolulu project. Such sum represents the Company's investment in design, engineering and specification, contracts, and permits for the site.

In February of 1997, the Company made a formal request of the City of Honolulu for reimbursement of all costs incurred through such date, plus incidental costs. On July 15, 1997, the City and County of Honolulu (the "City of Honolulu") adopted a change order (the "Change Order") amending its original agreement with the Company so as to facilitate (i) the Company's participation in the design and construction of a wastewater treatment plant at a new site selected by the City of Honolulu; (ii) the reimbursement of the Company for certain costs and expenses incurred by the Company during the course of planning and preparation for the initial site and (iii) the settlement of a third party claim related to permitting, design and engineering work performed by the third party in connection with the other site. Specifically, the Change Order obligates the City of Honolulu to pay the Company $749,651. Of this amount, approximately $133,000 is to be allocated to the payment of a claim brought by a third party, $200,000 is to be paid by the City of Honolulu to the Company on or before July 30, 1997, and $250,000 is to be paid pursuant to the terms of a letter of obligation. Any remaining sums due to the Company, as well as all costs incurred by the Company between June 30, 1997 and December 31, 1997, will be paid to the Company on or before November 30, 1998 in the event that the parties fail to reach an agreement with respect to the construction of a facility at the new site. Otherwise, it is anticipated that any remaining sums due the Company, will be paid in accordance with the terms and provisions of the Change Order.

A copy of such Change Order was included as an Exhibit to the Company's Form 8-K filed on July 17, 1997 which is incorporated herein by reference.

THE INFORMATION SET FORTH IN THIS "RECENT DEVELOPMENTS" SECTION SUMMARIZES AND RESTATES CERTAIN TERMS AND PROVISIONS IN THE CHANGE ORDER. THE COMPANY BELIEVES THAT SUCH SUMMARY CONTAINS A FAIR STATEMENT OF THIS DOCUMENT, HOWEVER, SUCH SUMMARY DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED BY REFERENCE TO THE CHANGE ORDER, WHICH WAS FILED AS AN EXHIBIT TO THE COMPANY'S FORM 8-K DATED JULY 17, 1997, which is incorporated herein by reference.

                                  RISK FACTORS

Prior to purchasing the Shares, prospective investors should consider carefully the following risk factors, together with the other information contained elsewhere in this Prospectus.

         Lack of Profitability; Lack of Capital.
         ---------------------------------------

Although the Company has achieved net income of $164,000 or $.08 per share for the three (3) months ended March 31, 1997, the Company incurred net losses of $193,000 or $.09 per share and $1,815,000 or $.89 per share for the years ended December 31, 1996 and 1995, respectively. Further, the Company has experienced net losses in each of the five (5) most recently completed fiscal years, resulting in an accumulated deficit of approximately $9,874,000 as of March 31, 1997. The Company historically has financed its operations principally through the sale of equity and debt securities and through funds provided by operating activities. There can be no assurances that the Company will operate profitably in the future or generate positive cash flow from operations. There can be no assurances that capital needed for the future or to meet the Company's current obligations will be available on acceptable terms or even at all.

         Highly Leveraged Business Operations.
         -------------------------------------

As of March 31, 1997, the Company had short-term debt of $157,000 and long-term debt of $540,000, the current portion of which was $477,500. The Company also had long-term borrowings from an affiliate of the Company of $195,000, the current portion of which was approximately $95,000, as of March 31, 1997. Accordingly, the Company will require substantial cash flow to meet its debt service requirements. The Company's ability to make payments of principal and interest on these obligations in a timely manner or even at all will depend on the Company's future performance, which is subject to general economic and business factors, many of which are beyond the Company's control. The Company's potential obligations under the Second Amendment to Settlement Agreement are an additional factor affecting the Company's ability to service its existing debt. If Manchak is unable to sell all or a portion of the Shares at a price equal to or in excess of $2.00 per share, this will significantly increase the Company's short-term debt and cash requirements. If the Company defaults on its obligations to Manchak, Manchak may institute proceedings to gain ownership and possession of certain collateral securing the Company's obligations under the Second Amendment to Settlement Agreement. Such collateral includes the Company's patents on the N-Viro Process(TM). The loss of such patents could have a materially adverse effect on the Company's financial condition, results of operations and the value of the Shares. See discussion under the caption "RELIANCE ON PATENT PROTECTION, PROPRIETARY TECHNOLOGY AND TRADE NAME."

         Risk of Losing NASDAQ Smallcap Market System Listing.
         -----------------------------------------------------

The failure of the Company to meet the maintenance requirements of the Nasdaq SmallCap Market System could result in the Company's securities being delisted from the NASDAQ SmallCap Market System. The Company's securities may be removed from the Nasdaq SmallCap Market System if the shares of Common Stock trade at a value of less that $1.00 per share. As of July 11, 1997, the shares of Common Stock were trading on the NASDAQ SmallCap Market at $1.75 per share.

Given the terms and provisions of the Second Amendment to Settlement Agreement, it is likely that Manchak will be seeking to sell between 100,000 and 190,000 of the Shares during the period of July through October of 1997. It is unknown what effect, if any, such sales will have on the market price of the shares of Common Stock. However, it is possible that such sales will have a dilutive effect and thus may significantly decrease the market price for the Company's securities. A decrease that results in a per share price for the Common Stock of less than $1.00 could result in the Company's securities being delisted from the Nasdaq SmallCap Market System.

If the Common Stock is removed from the Nasdaq SmallCap Market System, it is likely that the Company's securities would trade on the over the counter market electronic bulletin board or the "pink sheets" maintained by the National Quotation Bureau, Inc. These distribution forms are generally considered to be less efficient than the Nasdaq National SmallCap Market System. Accordingly, delisting from the Nasdaq SmallCap Market System may result in a material decline in the stock price, stockholder difficulty in conducting trades and the impairment of the Company's ability to obtain future financing.

         "Penny Stock" Status.
         ---------------------

If, at any time, the Company's securities are not listed for trading on the Nasdaq SmallCap Market System, the Company's securities could become subject to the "penny stock rules" adopted pursuant to Section 15(g) of the Exchange Act. Many brokers do not trade "penny stock" because of difficulties in complying with the requirements of the penny stock rules and, as a result, the number of broker-dealers willing to act as market makers in such securities is limited. If the shares of Common Stock become subject to Section 15(g) of the Exchange Act, this could materially adversely affect the value of the shares of Common Stock, the ability of stockholders to dispose of their shares of Common Stock and the Company's ability to raise additional capital.

         Reliance on Patent Protection, Proprietary Technology and Trade Name.
         ---------------------------------------------------------------------

The Company's ability to be profitable depends, to a significant extent, on its ability to protect the patents that it owns, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. The Company currently has five (5) United States patents relating to the N-Viro Process(TM). The Company also has obtained patents and filed additional patent applications related to the N-Viro Process(TM) in various foreign jurisdictions. However, there can be no assurance that others will not independently develop similar superior technologies or designs around the patented process developed by the Company.

Furthermore, to the extent that the Company has developed, and continues to develop, improvements in the N-Viro Process(TM), the future success of the Company may depend on its ability to obtain patents covering such improvements. There can be no assurance that the Company will develop additional proprietary processes that are patentable, that any patents issued to or owned by the Company will provide the Company with competitive advantages or will not be challenged by third parties or that the patents of others will not have an adverse affect on the ability of the Company to conduct its business or implement its business strategy.

It is possible the Company may need to acquire licenses to use, or to contest the validity of, issued or pending patents of third parties relating to, the Company's technology. There can be no assurance that any such license would be made available to the Company on terms acceptable to the Company, if at all, or that the Company would prevail in any such contest. From time to time, various entities and persons, including Manchak, have alleged that the Company is infringing patents held by such entities or persons. The Company has incurred and could incur in the future substantial costs in defending itself in suits brought against the Company on its patents or in enforcing its patents by bringing suit against third parties.

In addition to patent protection, the Company also relies extensively on trade secrets and proprietary know-how and technology that it seeks to protect, in part, by confidentiality agreements with its licensees, employees and consultants. There can be no assurance that these agreements will not be breached, that the Company would, have any suitable remedies for any breach, or that the Company's trade secrets and proprietary know-how will not otherwise become known or become independently discovered by others.

         Potential Environmental Liability.
         ----------------------------------

The Comprehensive Environmental Response, Compensation and Liability Act of 1980, and the rules and regulations promulgated thereunder, as amended from time to time ("CERCLA"), and comparable state enactments, impose strict liability (liability without fault) for releases of hazardous substances. Parties with potential liability under CERCLA include owners and operators of the site at which the release occurred, parties who created the hazardous substances released at the site and parties who arranged for the transportation of hazardous substances to such site. Biosolids, by-products and end products of the N-Viro Process(TM), including N-Viro Soil(TM), have the potential to contain hazardous substances. The Company could face claims by governmental authorities, private individuals and other persons alleging that hazardous substances were released during the treatment process or from the use of end products including N-Viro Soil(TM). The Company also may be exposed to certain environmental claims resulting from the actions of purchasers of N-Viro Soil(TN). The Company's financial condition, results of operations and the value of the shares of Common Stock offered hereby could be materially adversely affected by a finding that the Company or purchasers of N-Viro Soil(TM) are a responsible party under CERCLA or a finding that the Company violated any environmental law.

         Reliance on Environmental Regulation.
         -------------------------------------

Federal and state environmental legislation and regulations require substantial expenditures by wastewater sludge generators and impose liabilities on such entities for noncompliance. Environmental laws and regulations are, and will continue to be, a principal factor affecting the marketability of the Company's services and products. Any changes in these laws or regulations may materially adversely affect the operations of the Company by imposing additional regulatory compliance costs on the Company, and/or on wastewater sludge generators who may be potential customers of the Company. Such additional costs may prevent customers from using the Company's treatment methods, and purchasing the Company's products and services. To the extent that demand for the Company's products and services is created by the need to comply with environmental laws and regulations, any relaxation in either (i) the standards created by such laws and regulations, or (ii) enforcement of such laws and regulations may reduce the demand for the Company's products and services, and may materially adversely affect the Company's financial condition, results of operations and the value of the Shares.

         Regulatory Requirements of Operations.
         --------------------------------------

The Company operates in a highly regulated environment. The wastewater treatment and other plants at which the Company's processes are and may be implemented are required to have permits and approvals from federal, state and local governments for the operation of such facilities. In addition, the construction of biosolid treatment facilities may require a number of permits and approvals, and may, in certain instances, require an environmental impact study. Any of such permits or approvals or applications therefor, may be subject to denial, revocation or modification under various circumstances. Also, if new environmental legislation or regulations are enacted or existing legislation or regulations are amended or are enforced differently, the Company may be required to obtain additional permits or approvals. The process of obtaining a required permit or approval may be lengthy and expensive and the issuance of such permit or the obtaining of such approval may be subject to public opposition. There can be no assurances that the Company will be able to meet applicable regulatory requirements or that further attempts by state or local authorities to prohibit the land application or agricultural use of biosolids will not be successful, either of which could materially adversely affect the Company's financial condition, results of operations and the value of the Shares.

         Larger and More Established Competition.
         ----------------------------------------

The Company competes with other businesses, including businesses in the solid waste collection and disposal business. In many cases, these competitors are larger and more firmly established than the Company. In addition, many of such competitors have greater marketing and development budgets and greater capital resources than the Company. Accordingly, there can be no assurance that the Company will be able to achieve and maintain a competitive position in the Company's industry.

         Sales Strategy.
         ---------------

The Company's current strategy is to expand as a marketer of technology for biosolids management and beneficial reuse of organic materials and related services through an on-going sales effort in selected markets. Inherent in such strategy are certain risks, such as increasing demand for liquidity and capital resources and increasing debt service requirements. The market for the Company's products and services is highly competitive and management expects that certain competitors will have significantly greater capital than the Company and, accordingly, greater opportunities to pursue sales prospects. The success of the Company's strategy and its ability to meet its short and long-term financial obligations will depend in part on the Company's ability to continue to contract for future sales. There can be no assurance the current strategy will result in the desired effect of improving the Company's competitive position or its financial condition.

         Risk of Market Acceptance of the Company's Products and Services.
         -----------------------------------------------------------------

There can be no assurances that (i) wastewater sludge generators who may be potential customers of the Company will view any of the Company's biosolid treatment methods as an economically and environmentally acceptable technology for the treatment and recycling of wastewater sludges, (ii) that the Company will be successful in marketing the Company's products or services, or (iii) that the economic terms under which wastewater sludge generators may be willing to use the Company's services will be profitable to the Company. Moreover, there can be no assurances that producers of the by-products used in the Company's treatment methods will supply such by-products to the Company or its customers at economically acceptable prices. Any of the market forces referred to in the preceding sentences could materially adversely affect the Company's financial condition, results of operations and the value of the Shares.

         Dependence on Key Personnel.
         ----------------------------

The Company's operations are heavily dependent on the continued efforts of its senior management, including J. Patrick Nicholson, the Chairman of the Board and Chief Executive Officer of the Company. Although the Company has entered into an employment agreement with Mr. Nicholson, the loss of the services of Mr. Nicholson and other members of senior management may have a material adverse affect on the Company's financial condition, results of operations and the value of the Shares.

         Control by J. Patrick Nicholson.
         --------------------------------

NVESL, currently, the Company's largest stockholder, controls approximately 38.6 percent of the issued and outstanding shares of Common Stock. J. Patrick Nicholson, together with a corporation controlled by Mr. Nicholson and four trusts established for the benefit of his children, are the general partners of NVESL. Accordingly, Mr. Nicholson effectively controls NVESL and the shares of Common Stock owned by NVESL. Additionally, Mr. Nicholson directly owns and has the power to vote and invest an additional .8 percent of the issued and outstanding shares of Common Stock. As long as NVESL retains its shares of Common Stock and does not make a distribution of such stock to its partners, Mr. Nicholson will, in all likelihood, be able to elect all of the directors of the Company and otherwise control the Company.

         Lack of Dividends on Common Stock.
         ----------------------------------

The Company has paid no dividends on its Common Stock to date and there are no plans for paying dividends in the future.

         Potential Anti-Takeover Effect of Certain Charter Provisions.
         -------------------------------------------------------------

The Company's Certificate of Incorporation and Bylaws contain provisions that provide for staggered terms for members of the Company's Board of Directors and provide further that vacancies on the Board of Directors may be filled by a majority of the directors then in office. The Certificate of Incorporation requires the approval of the holders of at least 66-2/3 percent of the outstanding capital stock entitled to vote on such matters in order to approve amendments to such provisions. These provisions may have the affect of making it more difficult for a third party to acquire, or of discouraging acquisition bids for, the Company and could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. This is particularly true in light of the control over the Company exercised by J. Patrick Nicholson. See discussion under the caption "Control by J. Patrick Nicholson."

         Future Issuances of Preferred Stock.
         ------------------------------------

The Company may issue preferred stock in the future without stockholder approval and upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine in its sole and absolute discretion. The rights of the holders of the Common Stock will be subject and subordinate to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from acquiring, a majority of the outstanding Common Stock. While the Company has not issued any preferred stock to date and has no present intention to issue any shares of its preferred stock, there can be no assurances the Company will not do so in the future.

         Shares Eligible for Future Sale; Issuance of Additional Shares.
         ---------------------------------------------------------------

Future sales of shares of Common Stock by the Company and its stockholders could adversely affect the prevailing market price of the Common Stock. There are currently 2,094,250 shares of Common Stock which are freely tradeable or eligible for resale pursuant to Rule 144 promulgated under the Securities Act. Further, the Company has granted options to purchase up to an additional 258,825 shares of Common Stock, including the options granted to Selling Stockholders. At this time, it is anticipated that up to 425,000 additional shares of Common Stock will become freely tradeable or eligible for resale pursuant to Rule 144 within the next twelve months, this includes the Shares. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could have a material adverse effect on the market price of the Common Stock. Pursuant to its Certificate of Incorporation, the Company has the authority to issue additional shares of Common Stock and preferred stock. The issuance of such shares could result in the dilution of the voting power of Common Stock purchased hereunder. See "Description of Common Stock."

         Currency Exchange Risk.
         -----------------------

The Company receives royalty and certain other payments from licensees in foreign currencies and converts such amounts, when received, into United States dollars at the then applicable exchange rate. The Company does not engage in any currency hedging transactions and, as a result, is subject to the risk of fluctuations in the exchange rate between the United States dollar and such foreign currencies. Adverse fluctuations in currency exchange rates could materially adversely affect the Company's financial condition, results of operations and the value of the Shares.

         Risk of Cost Overruns.
         ----------------------

Historically, the majority of the Company's contracts are on a fixed price or per unit basis. Risks inherent in such contracts include cost overruns on projects caused by unanticipated price increases, unanticipated problems, inefficient project management, inaccurate estimation of labor or material costs or disputes over the terms and specification of contract performance. There can be no assurance that cost overruns will not occur in the future and have a material adverse effect on the Company's financial condition and results of operations. In addition, in order to remain competitive in the future, the Company may have to agree to enter into more fixed price and per unit contracts than in the past.

         Business Subject to Weather Conditions.
         ---------------------------------------

Although the Company provides its services on a year-round basis, the Company's services may be adversely affected by inclement weather conditions affecting the operations of the Company's customers. Extended periods of rain, cold weather or other inclement weather conditions may result in delays in commencing or completing projects, in whole or in part. Any such delays may materially adversely affect the Company's operations and profitability and may adversely affect the performance of other projects due to scheduling and staffing conflicts.

                              SELLING STOCKHOLDERS.

The following table sets forth certain information, as of the date hereof, with respect to the number of shares of Common Stock beneficially owned and being offered hereby by the Selling Stockholders:

=============================================================================================================================
                                                                        Percentage of           No. of Shares of
                                       No. of Shares                  Aggregate No. of          Common Stock
                                       Beneficially                   Shares of Common          Offered Hereby
                                    Owned(Computed on a               Stock Issued and          (computed on a fully
           Name:                   fully diluted basis)                  Outstanding            diluted basis)
-----------------------------------------------------------------------------------------------------------------------------
Frank Manchak, Jr.                        350,000                          14.00%                         350,000
=============================================================================================================================


         Description of Common Stock.
         ----------------------------

The Company has authorized 45,000,000 shares of Common Stock, par value $.01 per share. Holders of the Common Stock are entitled to cast one vote for each share held of record, to receive such dividends as may be declared by the Board of Directors out of legally available funds and to share ratably in any distribution of the Company's assets after payment of all debts and other liabilities, upon liquidation, dissolution or winding up. Cumulative voting is not allowed for the election of directors. Holders of the Common Stock do not have preemptive rights or other rights to subscribe for additional shares, and the Common Stock is not subject to redemption. The Board of Directors is expressly authorized from time to time to provide for the issuance of shares of preferred stock in one or more series, with such voting powers and with such designations, preferences and other rights and qualifications, limitations or restrictions thereof as shall be stated and stated and expressed in the resolution providing for the issue thereof adopted by the Board of Directors. The Board of Directors may issue such preferred stock without stockholder approval, and the voting and conversion rights of such stock potentially could adversely affect the voting power of the holders of the Common Stock.

                                     EXPERTS

The consolidated financial statements and the related consolidated financial statement schedules incorporated in this Prospectus be reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1996 have been audited by McGladrey & Pullen L.L.P., independent auditors, as stated in their reports which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                  LEGAL MATTERS

Certain legal matters in connection with the issuance of the Shares have been passed upon for the Company by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio.

                                TABLE OF CONTENTS

Available information.................................................4

Incorporation of Certain Documents by Reference.......................6

The Company...........................................................7

Use of Proceeds.......................................................8

Plan of Distribution..................................................8

Price Range of Shares and Distribution History.......................13

Capitalization.......................................................14

Selected Consolidated Financial Data.................................15

Recent Developments..................................................16

Risk Factors.........................................................19

Selling Stockholders.................................................30

Experts..............................................................31

Legal Matters........................................................31

                                 350,000 SHARES

                        N-VIRO INTERNATIONAL CORPORATION

                                  COMMON STOCK

                           (PAR VALUE $.01 PER SHARE)

--------------------------------------------------------------------------------

                                   PROSPECTUS

--------------------------------------------------------------------------------

                                July 21, 1997

                                     PART II
                                     -------

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

Expenses payable in connection with the issuance and distribution of the securities to be registered are estimated as follows:

Securities and Exchange Commission filing fees..................$    200
Legal fees and expenses.........................................  22,000

Accounting fees and expenses....................................   2,000

Miscellaneous...................................................   3,000

TOTAL...........................................................$ 27,200

Item 15.  Indemnification of Officers and Directors.

Article 9 of the Company's Certificate of Incorporation provides that the Company shall, to the fullest extent permitted by Section 145 of the Delaware General Corporation Law ("DGCL"), as the same may be amended and supplemented, indemnify each director and officer of the Company from and against any and all of the expenses, liabilities or other matters referred to in or covered by said Section and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled to under any bylaw, agreement, vote of stockholders, vote of disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such persons and the Corporation may purchase and maintain insurance on behalf of any director or officer to the extent permitted by
Section 145 of the DGCL.

The Company's By-Laws (the "By-Laws") provide that the Company shall indemnify, to the extent permitted by the GCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee, trustee, partner or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with such action, suit or proceeding.

Item 16.  Exhibits

Exhibit
Number                     Exhibit

--------------

 4.1                       Certificate of Incorporation.

 4.2                       By-Laws of N-Viro International Corporation.

 5.1                       Opinion of Shumaker, Loop & Kendrick, LLP.

23.1                       Consent of McGladrey & Pullen, independent auditors.

23.2 Consent of Shumaker, Loop & Kendrick, LLP to the use of their opinion as an exhibit to this Registration Statement is included in their opinion filed herewith as Exhibit 5.1.

24.1                       Powers of Attorney.

Item 17.  Undertakings

(a)  RULE 415 OFFERING. The undersigned hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the charges in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) POLICY REGARDING INDEMNIFICATION. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Toledo, State of Ohio on July 21, 1997.

                                        N-Viro International Corporation

                                        By:/S/ J. Patrick Nicholson

                                        ----------------------------
                                        J. Patrick Nicholson
                                        Chairman of the Board, Chief
                                        Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

        SIGNATURE                                        TITLE                                      DATE
        ---------                                        -----                                      ----

/S/ J. PATRICK NICHOLSON                    Chairman of the Board, Chief Executive             July 21, 1997
J. Patrick Nicholson                        Officer and President

/S/ JAMES K. MCHUGH                         Chief Financial Officer, Secretary and             July 21, 1997
James K. McHugh                             Treasurer

/S/ BOBBY B. CARROLL                        Director                                           July 21, 1997
Bobby B. Carroll

/S/ WALLACE G. IRMSCHER                     Director                                           July 21, 1997
Wallace G. Irmscher

/S/ CHARLES B. KAISER, JR.                  Director                                           July 21, 1997
Charles B. Kaiser, Jr.

/S/ FREDERICK H. KURTZ                      Director                                           July 21, 1997
Frederick H. Kurtz

/S/ TERRY L. LOGAN                          Director                                           July 21, 1997
Terry L. Logan

/S/ B.K. WESLEY COPELAND                    Director                                           July 21, 1997
B.K. Wesley Copeland

*By:/S/ J. PATRICK NICHOLSON
    ------------------------
      J. PATRICK NICHOLSON, Attorney-in-Fact